Exhibit 4.2

FIRST AMENDMENT TO THE

BIGBAND NETWORKS, INC.

2007 EQUITY INCENTIVE PLAN

WHEREAS, BigBand Networks, Inc. (the “Company”) maintains the 2007 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Plan permits the grant to selected participants of equity-based awards in the Company’s outstanding Common Stock (the “Company Common Stock”); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among ARRIS Group, Inc. (“ARRIS”), Amsterdam Acquisition Sub, Inc., a wholly-owned subsidiary of ARRIS, and the Company dated October 10, 2011 (the “Merger Agreement”), pursuant to which the merger described therein (the “Merger”) will be effective at the Effective Time (as defined in the Merger Agreement); and

WHEREAS, pursuant to the Merger Agreement, ARRIS will (i) assume all outstanding Company RSUs (as defined in the Merger Agreement) and convert them into the right to acquire that number of shares of the Common Stock of ARRIS (“ARRIS Common Stock”) equal to the number of shares of Company Common Stock subject to the Company RSUs multiplied by the Conversion Ratio (as defined in the Merger Agreement) and (ii) cancel all outstanding Company Options (as defined in the Merger Agreement) in return for payment of the Option Consideration (as defined in the Merger Agreement); and

WHEREAS, pursuant to the Merger Agreement, ARRIS desires to grant stock awards, to the extent permissible by applicable laws and Nasdaq Stock Market Listing Rule 5635(c) and the associated Interpretive Materials, under the terms of the Plan with respect to the reserved but unissued shares of Company Common Stock available under the Plan, except that such awards will be with respect to shares of ARRIS Common Stock; and

WHEREAS, the Company now desires to amend the Plan pursuant to Section 18(a) thereof to enable the forgoing actions.

NOW, THEREFORE, the Plan is hereby amended, effective as of the Effective Time, as follows:

1.	The terms defined in this amendment are hereby incorporated by reference into the Plan.

2.	References to the shares of the common stock of the Company will be deemed after the Effective Time to refer to shares of the common stock of ARRIS.

3.

The number of shares of ARRIS Common Stock available to be issued under the Plan after the Effective Time will be equal to the number of shares of Company Common Stock otherwise available pursuant to the Plan’s terms multiplied by the Conversion Ratio; provided that any fractional share resulting from the forgoing multiplication should be rounded down to the nearest whole share. All limits or other provisions in the Plan determined by reference to a number of shares of Company Common Stock shall now refer to that number of shares ARRIS Common Stock that equals the product of the relevant number of shares of Company Common Stock multiplied by the Conversion Ratio, with any fractional shares rounded down to the nearest whole share.

4.	Notwithstanding any other provision of the Plan, on and after the Effective Time, no persons employed by ARRIS or any of its subsidiaries at the time of the Effective Time shall be eligible to receive the grant of a stock award under the Plan.

5.	The terms of the Plan shall be read, on and after the Effective Time, to be consistent with the intent of the forgoing provisions to the maximum extent possible. This amendment is intended to avail the ARRIS with respect to the Plan of the exemption from shareholder approval under Section 5635(c) of the NASDAQ Stock Market Listing Rules, and this amendment and the Plan shall be construed, on and after the Effective Time, consistent with that intent.

6.	Except as set forth above, the remaining terms of the Plan shall be as before the date of this amendment.

7.	All outstanding stock awards under the Plan at the Effective Time shall be treated consistent with the terms of the Merger Agreement.

8.	Nothing herein shall extend the time during which shares available for grant under the Plan may be made beyond the period they otherwise would have been available absent the Merger.

IN WITNESS WHEREOF, ARRIS has caused this amendment to be executed by its duly authorized officer on this 21st day of November, 2011.

ARRIS Group, Inc.

By:	/s/ Lawrence A. Margolis
Name: Lawrence A. Margolis
Title: EVP and Chief Counsel